Exhibit 99.1

CALLAWAY GOLF COMPANY ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR 2021 RESULTS; PROVIDES INITIAL 2022 OUTLOOK

Full Year Revenue Nearly Doubled to Over $3 Billion

Fourth Quarter Outperformance Driven by Strong Topgolf Same Venue Sales

Expect All Business Segments to Grow in 2022

--Full Year 2021 consolidated net revenue of $3.1 billion, +97% year-over-year; Q4 2021 consolidated net revenue increased $337 million (+90% compared to Q4 2020) to $712 million

--Full Year 2021 net income of $322 million and non-GAAP net income of $138 million; Q4 2021 GAAP net loss of $(26) million and non-GAAP net loss of $(35) million

--Full Year 2021 Adjusted EBITDA increased $281 million (+170% year-over-year) to $445 million; Q4 2021 Adjusted EBITDA increased $27 million (+214% compared to Q4 2020) to $14 million, led by $46 million in Topgolf segment Adjusted EBITDA

--Introduced full year 2022 revenue outlook of $3,780 million to $3,820 million and Adjusted EBITDA guidance of $490 million to $515 million

CARLSBAD, Calif., Feb. 10, 2022 /PRNewswire/ -- Callaway Golf Company (the "Company" or "Callaway") (NYSE: ELY) announced today its financial results for the fourth quarter and full year ended December 31, 2021.

"I am pleased to announce another quarter of strong results, driven primarily by Topgolf domestic venues, which benefited from increased social and corporate events bookings and high walk-in guest turnout, along with continued momentum in our apparel and golf equipment businesses," commented Chip Brewer, President and Chief Executive Officer of Callaway. "The quarter topped off a truly outstanding year for Callaway and I am extremely proud of the global team for their efforts. This was a record year in many aspects, and I am excited about the opportunity to build on this strong foundation as we look ahead to 2022 and beyond."

"The combination of Topgolf and Callaway early in the year was transformational and we have been thrilled by the strong revenue growth and profitability, with both exceeding our initial expectations. We believe our strong pipeline for new venues, along with the rapid expansion of our Toptracer range technology, will deliver significant long-term shareholder value," continued Mr. Brewer. "In our golf equipment business, we proved our ability to adapt and flex our operations to meeting the growing demand for the sport of golf. Given current trends and positive industry fundamentals, we believe this segment will continue to grow in 2022. Lastly, our apparel concepts performed extremely well across all channels and all regions and have strong brand momentum moving into the year ahead. Overall, we have never been more confident in the direction of this business and the opportunity for growth ahead."

GAAP AND NON-GAAP RESULTS
In addition to the Company's results prepared in accordance with GAAP, the Company provided information on a non-GAAP basis. The manner in which this non-GAAP information is derived is discussed further toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

SUMMARY OF FINANCIAL RESULTS
The Company announced the following GAAP and non-GAAP financial results for the fourth quarter and twelve months ended December 31, 2021 (in millions, except EPS):

GAAP RESULTS

	Q4 2021	Q4 2020	Change	FY 2021	FY 2020	Change
Net Revenues	$712	$375	$337	$3,133	$1,589	$1,544
(Loss)/Income from Operations	$(55)	$(32)	$(23)	$205	$(106)	$311
Other Expense, net	$(41)	$(15)	$(26)	$146	$(22)	$168
(Loss)/ Income before Income Taxes	$(96)	$(48)	$(48)	$351	$(127)	$478
Net (Loss)/ Income	$(26)	$(41)	$15	$322	$(127)	$449
(Loss)/ Earnings Per Share - diluted	$(0.14)	$(0.43)	$0.29	$1.82	$(1.35)	$3.17

NON-GAAP RESULTS

	Q4 2021	Q4 2020	Change	FY 2021	FY 2020	Change
Net Revenues	$712	$375	$337	$3,133	$1,589	$1,544
(Loss)/ Income from Operations	$(43)	$(22)	$(21)	$256	$95	$161
Other Expense, net	$(37)	$(13)	$(24)	$(91)	$(16)	$(75)
(Loss)/Income before income taxes	$(80)	$(35)	$(45)	$164	$79	$85
Net (Loss)/ Income	$(35)	$(31)	$(4)	$138	$64	$74
(Loss)/ Earnings Per Share - diluted	$(0.19)	$(0.33)	$0.14	$0.78	$0.67	$0.11
Adjusted EBITDA	$14	$(13)	$27	$445	$165	$280

Fourth Quarter 2021 Financial Highlights
(All comparisons to prior periods are calculated on a year-over-year basis)

  Net revenue increased 90%, driven by the addition of Topgolf, which benefited from strong walk-in traffic and social event bookings, along with better-than-expected corporate events business, as well as growth in the Apparel, Gear and Other segment.
  Non-GAAP income from operations decreased $21 million year-over-year, due to a planned decrease in golf equipment sales as the Company shifted production of golf equipment to build 2022 new launch product during the fourth quarter of 2021 and increased operating expenses. In addition, Callaway launched several new products in the comparable fourth quarter 2020 creating an uneven year-over-year comparison.
  Non-GAAP other income/(expense), net decreased $(24) million to $(37) million, primarily due to a $28 million increase in interest expense related to the addition of Topgolf.
  Non-GAAP loss per share was ($0.19) in the fourth quarter of 2021, compared to a loss of ($0.33) per share in 2020. Diluted shares were 186 million shares of common stock, an increase of 92 million shares compared to 94 million shares in the fourth quarter of 2020. The increased share count is primarily related to the issuance of additional shares in connection with the Topgolf merger.
  Fourth quarter 2021 Adjusted EBITDA increased $27 million, driven by a $46 million contribution from the Topgolf business, partially offset by lower adjusted EBITDA in the golf equipment and apparel businesses. On a full year basis, Topgolf Adjusted EBITDA contribution was $177 million. Due to the timing of the Topgolf acquisition on March 8, 2021, Callaway's full year results for 2021 only include approximately 10 months of Topgolf results and therefore do not include January and February results, which were in the aggregate $2.3 million in Adjusted EBITDA.
  During the fourth quarter 2021, Callaway repurchased a total of 946,637 shares at an average price of $26.41. There remains approximately $25 million in the Company's authorized share repurchase program announced on December 13, 2021.

SEGMENT RESULTS

The following is a reconciliation of income before income taxes to total segment operating income (in millions) for the fourth quarter and twelve months ended December 31, 2021 and 2020:

	Q4 2021	Q4 2020	Change[1]	FY 2021	FY 2020	Change[1]
Total Segment Operating (Loss)/Income	$(21)	$(6)	$(15)	$331	$149	$182
Reconciling Items[2]	$(34)	$(27)	$(7)	$(126)	$(81)	$(45)
Goodwill and Trademark Impairment	$—	$—	$—	$—	$(174)	$174
(Loss)/Income from Operations	$(55)	$(32)	$(23)	$205	$(106)	$311
Gain on Topgolf Investment	$—	$—	$—	$253	$—	$253
Interest Expense	$(41)	$(13)	$(28)	$(116)	$(47)	$(69)
Other Income	$(1)	$(3)	$2	$9	$25	$(16)
(Loss)/Income Before Income Taxes	$(96)	$(48)	$(48)	$351	$(127)	$478

1.	Amounts may not foot due to rounding.
2.	Reconciling items exclude corporate overhead and certain non-recurring and non-cash items as described in the schedules to this release.

The table below provides the breakout of segment revenues and segment operating income for the fourth quarter and twelve months ended December 31, 2021:

Segment Net Revenue	Q4 2021	Q4 2020	Change[1]	FY 2021	FY 2020	Change[1]
Topgolf	$336	n/a	$336	$1,088	n/a	$1,088
Golf Equipment	$161	$214	$(52)	$1,229	$983	$246
Apparel, Gear and Other	$215	$161	$54	$817	$607	$210
Total Segment Net Revenue	$712	$375	$337	$3,133	$1,589	$1,544

Total Segment Operating Income	Q4 2021	Q4 2020	Change[1]	FY 2021	FY 2020	Change[1]
Topgolf	$6	n/a	$6	$58	n/a	$58
% of segment revenue	1.8%	n/a	n/a	5.3%	n/a	n/a
Golf Equipment	$(25)	$4	$(29)	$204	$149	$55
% of segment revenue	(15.5)%	1.9%	(1,740) bps	16.6%	15.2%	140 bps
Apparel, Gear and Other	$(2)	$(10)	$7	$69	$1	$68
% of segment revenue	0.9%	6.2%	(530) bps	8.4%	0.2%	820 bps
Total segment operating income	$(21)	$(6)	$(15)	$331	$149	$182
% of segment revenue	(3.0)%	(1.6)%	(140) bps	10.6%	9.4%	120 bps

1.	Amounts may not foot due to rounding.

Fourth Quarter 2021 Segment Highlights
(All comparisons to prior periods are calculated on a year-over-year basis)

  Topgolf
    Contributed $336 million of revenue and $6 million of segment operating income in the fourth quarter of 2021, driven primarily by strong walk-in traffic, continued demand for social events and better-than-expected corporate event bookings.
    Same venue sales surpassed expectations in the quarter, increasing 6% compared to the 2019 level and generating strong flow-through to Adjusted EBITDA.
    Opened a total of nine new domestic venues in 2021, including one new location in Ft. Myers, FL during the fourth quarter of 2021.
  Golf Equipment
    Revenue decreased 24.5% year-over-year due to a planned shift in production to build 2022 new launch product and increased operating expenses. In addition, Callaway launched several new products in the comparable fourth quarter 2020 creating an uneven year-over-year comparison. Compared to fourth quarter 2019 pre-pandemic levels, revenue increased 5.7%.
    Golf Equipment segment operating income decreased $(29) million due primarily to lower revenue compared to 2020.
  Apparel, Gear and Other
    Revenue increased 33.4% year-over-year, driven by a 39.8% increase in apparel sales and a 19.3% increase in gear and other sales across TravisMathew, Jack Wolfskin and Callaway brands.
    Operating income for the Apparel, Gear and Other segment increased $7 million year-over-year to $(2) million in the fourth quarter of 2021.

FULL YEAR 2022 BUSINESS OUTLOOK

The full year 2022 projections set forth below are based on the Company's best estimates at this time. They include the estimated impact of certain factors, including (1) ongoing impact of COVID-19 on the supply chain and staffing levels at our Topgolf venues, (2) changes in foreign currency effects, which are estimated to have a negative full year impact of $54 million on net sales and $38 million on pretax income, and (3) increased freight costs.

FULL YEAR 2022 OUTLOOK
(in millions)	2022 Estimate	2021 Results[1]
Net Revenue	$3,780 - $3,820	$3,133
Adjusted EBITDA	$490 - $515	$445

1.

Due to the timing of the Topgolf acquisition on March 8, 2021, Callaway's reported full year financial results for 2021 only include approximately ten months of Topgolf results and therefore do not include January and February results which were in the aggregate $142.9 million in revenue and $2.3 million in Adjusted EBITDA.

Net Revenue: Full year 2022 net revenue estimate assumes Topgolf segment revenue of approximately $1.5 billion for the twelve months ended December 31, 2022, as well as continued positive demand fundamentals for Callaway's Golf Equipment and Apparel, Gear and Other segments.

Adjusted EBITDA: Full year 2022 Adjusted EBITDA estimate assumes the Topgolf segment will deliver $210 - $220 million in Adjusted EBITDA for the twelve months ended December 31, 2022.

FIRST QUARTER 2022 BUSINESS OUTLOOK

The first quarter 2022 projections set forth below are based on the Company's best estimates at this time. They include the estimated impact of certain factors, including (1) ongoing impact of COVID-19 Omicron variant, (2) changes in foreign currency effects, which are estimated to have a negative impact of $21 million on net sales and $21 million on pretax income (including Q1 2021 hedge gains that do not repeat), and (3) increased freight costs.

FIRST QUARTER 2022 OUTLOOK
(in millions)	2022 Estimate	2021 Results[1]
Net Revenue	$1,005 - $1,025	$652
Adjusted EBITDA	$130 - $145	$128

1.

Due to the timing of the Topgolf acquisition on March 8, 2021, Callaway's reported full year financial results for 2021 only include approximately ten months of Topgolf results and therefore do not include January and February results which were in the aggregate $142.9 million in revenue and $2.3 million in Adjusted EBITDA.

ADDITIONAL INFORMATION AND DISCLOSURES

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. Pacific time today, February 10, 2022, to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. A replay of the conference call will be available approximately two hours after the call ends, and will remain available through 9:00 p.m. Pacific time on February 17, 2022. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Non-Recurring and Non-cash Adjustments. The Company provided information excluding certain non-cash amortization and depreciation of intangibles and other assets related to the Company's acquisitions (including an impairment charge of $174 million recorded in 2020), non-cash amortization of the debt discount related to the Company's convertible notes, acquisition and other non-recurring items (including a $253 million non-cash gain in 2021 resulting from the Company's pre-merger equity position in Topgolf), and a non-cash valuation allowance recorded against certain of the Company's deferred tax assets as a result of the Topgolf merger.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, non-cash stock compensation expense, non-cash lease amortization expense, and the non-recurring and non-cash items referenced above.

In addition, the Company has included in the schedules attached to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business with regard to these items. The Company has provided reconciling information in the attached schedules.

For forward-looking Adjusted EBITDAinformation provided in this release, reconciliation of such forward-looking Adjusted EBITDA to the most closely comparable GAAP financial measure (net income) is not provided because the Company is unable to provide such reconciliation without unreasonable efforts. The inability to provide a reconciliation is because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact net income in the future but would not impact Adjusted EBITDA. These items may include certain non-cash depreciation, which will fluctuate based on the Company's level of capital expenditures, non-cash amortization of intangibles related to the Company's acquisitions, income taxes, which can fluctuate based on changes in the other items noted and/or future forecasts, and other non-recurring costs and non-cash adjustments. Historically, the Company has excluded these items from Adjusted EBITDA. The Company currently expects to continue to exclude these items in future disclosures of Adjusted EBITDA and may also exclude other items that may arise. The events that typically lead to the recognition of such adjustments are inherently unpredictable as to if or when they may occur, and therefore actual results may differ materially. This unavailable information could have a significant impact on net income.

Definitions

Same venue sales. Callaway defines same venue sales for its Topgolf business as sales for the comparable venue base, which is defined as the number of Company-operated venues with at least 24 full fiscal months of operations in the year of comparison.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to the Company's and Topgolf's first quarter and full year 2022 guidance (including net revenue and Adjusted EBITDA), continued impact of the COVID-19 pandemic on the Company's business and the Company's ability to improve and recover from such impact, impact of any measures taken to mitigate the effect of the pandemic, strength and demand of the Company's products and services, continued brand momentum, demand for golf and outdoor activities and apparel, continued investments in the business, increases in shareholder value, post-pandemic consumer trends and behavior, future industry and market conditions, the benefits of the Topgolf merger, including the anticipated operations, venue/bay expansion plans, financial position, liquidity, performance, prospects or growth and scale opportunities of the Company, Topgolf or the combined company, and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "estimate," "could," "should," "intend," "may," "plan," "seek," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including disruptions to business operations from additional regulatory restrictions in response to the COVID-19 pandemic (such as travel restrictions, government-mandated shut-down orders or quarantines) or voluntary "social distancing" that affects employees, customers and suppliers; costs, expenses or difficulties related to the merger with Topgolf, including the integration of the Topgolf business; failure to realize the expected benefits and synergies of the Topgolf merger in the expected timeframes or at all; production delays, closures of manufacturing facilities, retail locations, warehouses and supply and distribution chains; staffing shortages as a result of remote working requirements or otherwise; uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and ongoing impact of the COVID-19 pandemic, and related decreases in customer demand/spending and ongoing increases in operating and freight costs; global supply chain constraints and challenges; the Company's level of indebtedness; continued availability of credit facilities and liquidity and ability to comply with applicable debt covenants; effectiveness of capital allocation and cost/expense reduction efforts; continued brand momentum and product success; growth in the direct-to-consumer and e-commerce channels; ability to realize the benefits of the continued investments in the Company's business; consumer acceptance of and demand for the Company's and its subsidiaries' products and services; cost of living and inflationary pressures; any changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases, including expanded outbreak of COVID-19 and its variants, on the economy generally, on the level of demand for the Company's and its subsidiaries' products and services or on the Company's ability to manage its operations, supply chain and delivery logistics in such an environment; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; and a decrease in participation levels in golf generally, during or as a result of the COVID-19 pandemic. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2020 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf Company
Callaway Golf Company (NYSE: ELY) is an unrivaled tech-enabled golf company delivering leading golf equipment, apparel and entertainment, with a portfolio of global brands including Callaway Golf, Topgolf, Odyssey, OGIO, TravisMathew and Jack Wolfskin. Through an unwavering commitment to innovation, Callaway manufactures and sells premium golf clubs, golf balls, golf and lifestyle bags, golf and lifestyle apparel and other accessories, and provides world-class golf entertainment experiences through Topgolf, its wholly-owned subsidiary. For more information please visit www.callawaygolf.com, www.topgolf.com, www.odysseygolf.com, www.OGIO.com, www.travismathew.com, and www.jack-wolfskin.com.

Investor Contacts
Brian Lynch
Lauren Scott
(760) 931-1771
invrelations@callawaygolf.com

CALLAWAY GOLF COMPANY CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)

	December 31, 2021	December 31, 2020
ASSETS

Current assets:
Cash and cash equivalents	$ 352,221	$ 366,119
Restricted Cash	1,164	—
Accounts receivable, net	105,331	138,482
Inventories	533,457	352,544
Other current assets	173,580	55,482
Total current assets	1,165,753	912,627

Property, plant and equipment, net	1,451,402	146,495
Operating lease right-of-use assets, net	1,384,501	194,776
Goodwill and intangible assets, net	3,488,708	540,997
Other assets	257,416	185,705
Total assets	$ 7,747,780	$ 1,980,600

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$ 491,176	$ 276,209
Accrued employee compensation and benefits	128,867	30,937
Asset-based credit facilities	9,096	22,130
Current operating lease liabilities	72,326	29,579
Construction advances	22,943	—
Deferred revenue	93,873	2,546
Other current liabilities	47,744	29,871
Total current liabilities	866,025	391,272

Long-term debt	1,025,278	650,564
Long-term operating leases	1,385,364	177,996
Deemed landlord financing	460,634	—
Deferred tax liability	163,591	58,628
Long-term liabilities	163,986	26,496
Total shareholders' equity	3,682,902	675,644
Total liabilities and shareholders' equity	$ 7,747,780	$ 1,980,600

CALLAWAY GOLF COMPANY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended December 31,
	2021	2020
Net revenues:
Products	$ 380,290	$ 374,629
Services	331,434	—
Total net revenues	711,724	374,629

Costs and expenses:
Cost of products	222,624	235,506
Cost of services, excluding depreciation and amortization	39,669	—
Other venue expenses	247,932	—
Selling, general and administrative expense	236,931	158,477
Research and development expense	19,231	12,901
Total costs and expenses	766,387	406,884

Loss from operations	(54,663)	(32,255)
Other expense, net	(41,028)	(15,445)
Loss before income taxes	(95,691)	(47,700)
Income tax benefit	(69,465)	(7,124)
Net loss	$ (26,226)	$ (40,576)

Loss per common share:
Basic	$(0.14)	$(0.43)
Diluted	$(0.14)	$(0.43)
Weighted-average common shares outstanding:
Basic	185,971	94,185
Diluted	185,971	94,185

	Twelve Months Ended December 31,
	2021	2020
Net revenues:
Products	$ 2,058,722	$ 1,589,460
Services	1,074,725	—
Total net revenues	3,133,447	1,589,460

Costs and expenses:
Cost of products	1,136,626	931,875
Cost of services, excluding depreciation and amortization	133,510	—
Other venue expenses	731,549	—
Selling, general and administrative expense	849,671	542,531
Research and development expense	68,000	46,300
Goodwill and tradename impairment	—	174,269
Venue pre-opening costs	9,376	—
Total costs and expenses	2,928,732	1,694,975

Income (loss) from operations	204,715	(105,515)
Gain on Topgolf investment	252,531	—
Other expense, net	(106,604)	(21,963)
Income (loss) before income taxes	350,642	(127,478)
Income tax provision (benefit)	28,654	(544)
Net income (loss)	$ 321,988	$ (126,934)

Earnings (loss) per common share:
Basic	$1.90	$(1.35)
Diluted	$1.82	$(1.35)
Weighted-average common shares outstanding:
Basic	169,101	94,201
Diluted	176,925	94,201

On March 8, 2021, the Company completed its merger with Topgolf International, Inc. ("Topgolf") and has included the results of operations for Topgolf in its consolidated statements of operations from that date forward. Additionally, the Company has modified the presentation of its consolidated statements of operations for the three and twelve months ended  December 31, 2020 to conform with the current year presentation.

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (Unaudited) (In thousands)

	Twelve Months Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$ 321,988	$ (126,934)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	155,822	39,508
Lease amortization expense	79,952	32,730
Accretion of deemed landlord financing	11,566	—
Amortization of debt issuance costs	5,297	4,200
Debt discount amortization	14,049	6,331
Impairment loss	—	174,269
Deferred taxes, net	8,415	(12,507)
Non-cash share-based compensation	38,685	10,927
Loss on disposal of long-lived assets	381	336
Gain on Topgolf investment	(252,531)	—
Gain on conversion of note receivable	—	(1,252)
Unrealized net gains on hedging instruments and foreign currency	276	2,750
Acquisition costs	(16,199)	—
Changes in assets and liabilities	(89,444)	97,880
Net cash provided by operating activities	278,257	228,238

Cash flows from investing activities:
Cash acquired in merger	171,294	—
Capital expenditures	(322,274)	(39,262)
Investment in golf-related ventures	(30,000)	(19,999)
Proceeds from sale of investment in golf-related ventures	19,096	—
Proceeds from sale of property and equipment	20	49
Net cash used in investing activities	(161,864)	(59,212)

Cash flows from financing activities:
Repayments of long-term debt	(200,693)	(12,437)
Proceeds from borrowings on long-term debt	26,175	37,728
Proceeds from (repayments of) credit facilities, net	(13,034)	(122,450)
Proceeds from issuance of convertible notes	—	258,750
Premium paid for capped call confirmations	—	(31,775)
Debt issuance cost	(5,441)	(9,102)
Payment on contingent earn-out obligation	(3,577)	—
Repayments of financing leases	(830)	(792)
Proceeds from lease financing	89,198	—
Exercise of stock options	22,270	248
Dividends paid	(3)	(1,891)
Acquisition of treasury stock	(38,137)	(22,213)
Net cash (used in) provided by financing activities	(124,072)	96,066
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(752)	(5,639)
Net (decrease) increase in cash, cash equivalents and restricted cash	(8,431)	259,453
Cash, cash equivalents and restricted cash at beginning of period	366,119	106,666
Cash, cash equivalents and restricted cash at end of period	$ 357,688	$ 366,119

CALLAWAY GOLF COMPANY Consolidated Net Revenues and Operating Segment Information (Unaudited) (In thousands)
	Net Revenues by Product Category(1)
	Three Months Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2020(2)
	2021	2020	Dollars	Percent	Percent
Net revenues:
Venues	$ 311,872	$ —	$ 311,872	n/m	n/m
Topgolf other business lines	23,926	—	23,926	n/m	n/m
Golf Clubs	128,808	170,452	(41,644)	(24.4%)	(23.4%)
Golf Balls	32,611	43,342	(10,731)	(24.8%)	(23.7%)
Apparel	153,930	110,071	43,859	39.8%	42.1%
Gear, Accessories & Other	60,577	50,764	9,813	19.3%	22.2%
Total net revenues	$ 711,724	$ 374,629	$ 337,095	90.0%	91.6%

(1)On March 8, 2021, the Company completed its merger with Topgolf. Accordingly, the Company's revenue categories for 2021 were expanded to include Topgolf's revenue categories
(2)Calculated by applying 2020 exchange rates to 2021 reported sales in regions outside the U.S.

	Net Revenues by Region
	Three Months Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2020(1)
	2021	2020	Dollars	Percent	Percent
Net revenues:
United States	$ 483,196	$ 174,764	$ 308,432	176.5%	176.5%
Europe	112,974	91,484	21,490	23.5%	25.5%
Japan	46,660	53,538	(6,878)	(12.8%)	(5.3%)
Rest of world	68,894	54,843	14,051	25.6%	26.0%
Total net revenues	$ 711,724	$ 374,629	$ 337,095	90.0%	91.6%

(1)Calculated by applying 2020 exchange rates to 2021 reported sales in regions outside the U.S.

	Operating Segment Information
	Three Months Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2020(1)
	2021	2020	Dollars	Percent	Percent
Net revenues:
Topgolf	$ 335,798	$ —	$ 335,798	n/m	n/m
Golf equipment	161,419	213,794	(52,375)	(24.5%)	(23.4%)
Apparel, Gear & Other	214,507	160,835	53,672	33.4%	35.8%
Total net revenues	$ 711,724	$ 374,629	$ 337,095	90.0%	91.6%

Segment operating income (loss):
Topgolf	$ 6,139	$ —	$ 6,139	n/m
Golf equipment	(24,979)	3,993	(28,972)	(725.6%)
Apparel, Gear & Other	(2,281)	(9,720)	7,439	(76.5%)
Total segment operating loss	(21,121)	(5,727)	(15,394)	268.8%
Corporate G&A and other(2)	(33,542)	(26,528)	(7,014)	26.4%
Total operating loss	(54,663)	(32,255)	(22,408)	69.5%
Interest expense, net	(40,502)	(12,927)	(27,575)	213.3%
Other expense, net	(526)	(2,518)	1,992	(79.1%)
Total loss before income taxes	$ (95,691)	$ (47,700)	$ (47,991)	100.6%

(1)Calculated by applying 2020 exchange rates to 2021 reported sales in regions outside the U.S.

(2)Amount includes corporate general and administrative expenses not utilized by management in determining segment profitability, including non-cash amortization expense for intangible assets acquired in connection with the Jack Wolfskin, TravisMathew and OGIO acquisitions. In addition, the amount for 2021 includes (i) $8.5 million of non-cash amortization expense for intangible assets acquired in connection with the merger with Topgolf, combined with depreciation expense from the fair value step-up of Topgolf property, plant and equipment and amortization expense related to the fair value adjustments to Topgolf leases; (ii) $1.1 million of transition and other non-recurring costs associated with the merger with Topgolf completed on March 8, 2021; and (iii) $0.8 million of costs related to the implementation of new IT systems for Jack Wolfskin. The amount for the fourth quarter of 2020 includes (i) $8.0 million of professional fees, legal fees, employee costs and other fees associated with the acquisition of Topgolf; and (ii) $0.7 million of costs related to the implementation of new IT systems for Jack Wolfskin.

CALLAWAY GOLF COMPANY Consolidated Net Revenues and Operating Segment Information (Unaudited) (In thousands)

	Net Revenues by Product Category(1)
	Twelve Months Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2020(2)
	2021	2020	Dollars	Percent	Percent
Net revenues:
Venues	$ 1,014,106	$ —	$ 1,014,106	n/m	n/m
Topgolf other business lines	73,565	—	73,565	n/m	n/m
Golf Clubs	994,479	787,072	207,407	26.4%	24.5%
Golf Balls	234,696	195,603	39,093	20.0%	18.3%
Apparel	490,872	349,272	141,600	40.5%	38.9%
Gear, Accessories & Other	325,729	257,513	68,216	26.5%	24.5%
Total net revenues	$ 3,133,447	$ 1,589,460	$ 1,543,987	97.1%	95.1%

(1)On March 8, 2021, the Company completed its merger with Topgolf. Accordingly, the Company's revenue categories for 2021 were expanded to include Topgolf's revenue categories.
(2)Calculated by applying 2020 exchange rates to 2021 reported sales in regions outside the U.S.

	Net Revenues by Region
	Twelve Months Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2020(1)
	2021	2020	Dollars	Percent	Percent
Net revenues:
United States	$ 2,067,070	$ 778,600	$ 1,288,470	165.5%	165.5%
Europe	499,533	372,957	126,576	33.9%	28.1%
Japan	243,848	212,055	31,793	15.0%	17.7%
Rest of world	322,996	225,848	97,148	43.0%	35.5%
Total net revenues	$ 3,133,447	$ 1,589,460	$ 1,543,987	97.1%	95.1%

(1)Calculated by applying 2020 exchange rates to 2021 reported sales in regions outside the U.S.

	Operating Segment Information
	Twelve Months Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2020(1)
	2021	2020	Dollars	Percent	Percent
Net revenues:
Topgolf	$ 1,087,671	$ —	$ 1,087,671	n/m	n/m
Golf Equipment	1,229,175	982,675	246,500	25.1%	23.2%
Apparel, Gear & Other	816,601	606,785	209,816	34.6%	32.8%
Total net revenues	$ 3,133,447	$ 1,589,460	$ 1,543,987	97.1%	95.1%

Segment operating income:
Topgolf	$ 58,225	$ —	$ 58,225	n/m
Golf Equipment	203,846	148,578	55,268	37.2%
Apparel, Gear and Other	68,511	679	67,832	9990.0%
Total segment operating income	330,582	149,257	181,325	121.5%
Corporate G&A and other(2)	(125,867)	(80,503)	(45,364)	56.4%
Goodwill and tradename impairment(3)	—	(174,269)	174,269	(100.0%)
Total operating income (loss)	204,715	(105,515)	310,230	294.0%
Gain on Topgolf investment(4)	252,531	—	252,531	n/m
Interest expense, net	(115,565)	(46,932)	(68,633)	146.2%
Other income, net	8,961	24,969	(16,008)	(64.1%)
Total income (loss) before income taxes	$ 350,642	$ (127,478)	$ 478,120	375.1%

(1)Calculated by applying 2020 exchange rates to 2021 reported sales in regions outside the U.S.

(2)Amount includes corporate general and administrative expenses not utilized by management in determining segment profitability, including non-cash amortization expense for intangible assets acquired in connection with the Jack Wolfskin, TravisMathew and OGIO acquisitions. In addition, the amount for 2021 includes (i) $22.3 million of non-cash amortization expense for intangible assets acquired in connection with the merger with Topgolf, combined with depreciation expense from the fair value step-up of Topgolf  property, plant and equipment and amortization expense related to the fair value adjustments to Topgolf leases, (ii)$21.2 million of transaction, transition and other non-recurring costs associated with the merger with Topgolf completed on March 8, 2021, and (iii) $2.8 million of costs related to the implementation of new IT systems for Jack Wolfskin. The amount for 2020 also includes certain non-recurring costs, including (i) $8.5 million in transaction, transition, and other non-recurring costs associated with the Topgolf Merger Agreement, (ii) $4.8 million of non-cash amortization of the debt discount on the convertible notes issued in May 2020, (iii) $3.7 million of costs associated with the Company's transition to its new North America Distribution Center; (iv) $3.8 million related to cost-reduction initiatives, including severance charges associated with workforce reductions due to the COVID-19 pandemic, and (v) $1.5 million related to the implementation of new IT systems for Jack Wolfskin.

(3)Represents an impairment charge related to Jack Wolfskin recognized in the second quarter of 2020.
(4)Amount represents a gain recorded to write-up the Company's former investment in Topgolf to its fair value in connection with the merger.

CALLAWAY GOLF COMPANY Consolidated Net Revenues and Operating Segment Information (Unaudited) (In thousands)
	Operating Segment Information
	Three Months Ended December 31,		Growth/(Decline)		Twelve Months Ended December 31,		Growth
	2021	2019	Dollars	Percent	2021	2019	Dollars	Percent
Net revenues:
Topgolf	$ 335,798	$ —	$ 335,798	n/m	$ 1,087,671	$ —	$ 1,087,671	n/m
Golf Equipment	161,419	152,699	8,720	5.7%	1,229,175	979,173	250,002	25.5%
Apparel, Gear & Other	214,507	159,242	55,265	34.7%	816,601	721,890	94,711	13.1%
Total net revenues	$ 711,724	$ 311,941	$ 399,783	128.2%	$ 3,133,447	$ 1,701,063	$ 1,432,384	84.2%

Segment operating income (loss):
Topgolf	$ 6,139	$ —	$ 6,139	n/m	$ 58,225	$ —	$ 58,225	n/m
Golf equipment	(24,979)	(8,467)	(16,512)	(195.0%)	203,846	140,316	63,530	45.3%
Apparel, Gear & Other	(2,281)	6,582	(8,863)	(134.7%)	68,511	75,490	(6,979)	(9.2%)
Total segment operating (loss) income	(21,121)	(1,885)	(19,236)	(1020.5%)	330,582	215,806	114,776	53.2%
Corporate G&A and other(1)	(33,542)	(20,771)	(12,771)	(61.5%)	(125,867)	(83,138)	(42,729)	(51.4%)
Total operating (loss) income	(54,663)	(22,656)	(32,007)	141.3%	204,715	132,668	72,047	54.3%
Gain on Topgolf investment(2)	—	—	—	n/m	252,531	—	252,531	n/m
Interest expense, net	(40,502)	(9,049)	(31,453)	347.6%	(115,565)	(38,493)	(77,072)	200.2%
Other (loss) income, net	(526)	135	(661)	(489.6%)	8,961	1,594	7,367	462.2%
Total (loss) income before income taxes	$ (95,691)	$ (31,570)	$ (64,121)	(203.1%)	$ 350,642	$ 95,769	$ 254,873	266.1%

(1)Amount includes corporate general and administrative expenses not utilized by management in determining segment profitability, including non-cash amortization expense for intangible assets acquired in connection with the Jack Wolfskin, TravisMathew and OGIO acquisitions. In addition, the amount for the three and twelve months ended December 31, 2021 includes (i) $1.1 million and $21.2 million, respectively, of transaction, transition and other non-recurring costs associated with the merger with Topgolf completed on March 8, 2021; (ii) $8.5 million and $22.3 million, respectively, of non-cash amortization expense for intangible assets acquired in connection with the merger with Topgolf, combined with depreciation expense from the fair value step-up of Topgolf  property, plant and equipment and amortization expense related to the fair value adjustments to Topgolf leases; and (iii) $0.8 million and $2.8 million, respectively, of costs related to the implementation of new IT systems for Jack Wolfskin. The amount for the three and twelve months ended December 31, 2019 also includes $3.9 million and $26.4 million, respectively, of non-recurring transaction fees and transition costs associated with the acquisition of Jack Wolfskin completed in January 2019, as well as other non-recurring advisory fees.

(2)Amount represents a gain recorded to write up the Company's former investment in Topgolf to its fair value in connection with the merger.

CALLAWAY GOLF COMPANY Supplemental Financial Information and Non-GAAP Reconciliation (Unaudited) (In thousands)
	Three Months Ended December 31,
	2021						2020
	GAAP	Non-Cash Amortization and Depreciation(1)	Non-Cash Amortization of Discount on Convertible Notes(2)	Acquisition & Other Non-Recurring Items(3)	Tax Valuation Allowance(4)	Non- GAAP	GAAP	Non-Cash Amortization(1)	Non-Cash Amortization of Discount on Convertible Notes(2)	Other Non- Recurring Items(3)	Non- GAAP
Net revenues	$ 711,724	$ —	$ —	$ —	$ —	$ 711,724	$ 374,629	$ —	$ —	$ —	$ 374,629
Total costs and expenses	766,387	9,606	—	1,843	—	754,938	406,884	1,255	—	8,607	397,022
Loss from operations	(54,663)	(9,606)	—	(1,843)	—	(43,214)	(32,255)	(1,255)	—	(8,607)	(22,393)
Other expense, net	(41,028)	(940)	(2,728)	(306)	—	(37,054)	(15,445)	—	(2,474)	(44)	(12,927)
Income tax benefit	(69,465)	(2,531)	(655)	(516)	(20,977)	(44,786)	(7,124)	(288)	(569)	(1,990)	(4,277)
Net (loss) income	$ (26,226)	$ (8,015)	$ (2,073)	$ (1,633)	$ 20,977	$ (35,482)	$ (40,576)	$ (967)	$ (1,905)	$ (6,661)	$ (31,043)

Diluted (loss) earnings per share:	$ (0.14)	$ (0.04)	$ (0.01)	$ (0.01)	$ 0.11	$ (0.19)	$ (0.43)	$ (0.01)	$ (0.02)	$ (0.07)	$ (0.33)
Diluted weighted-average shares outstanding:	185,971	185,971	185,971	185,971	185,971	185,971	94,185	94,185	94,185	94,185	94,185

(1)Represents non-cash amortization expense of intangible assets in connection with the acquisitions of OGIO, TravisMathew and Jack Wolfskin. 2021 also includes non-cash amortization of Topgolf intangible assets, depreciation expense from the fair value step-up of Topgolf property, plant and equipment and amortization expense related to the fair value adjustments to Topgolf leases and Topgolf debt, all recorded in connection with the Topgolf merger.

(2)Represents the non-cash amortization of the debt discount on the Company's convertible notes issued in May 2020.

(3)In 2021, non-recurring costs include transition costs associated with the Topgolf merger and costs related to the implementation of new IT systems for Jack Wolfskin. In 2020, non-recurring costs include costs associated with the Company's transition to its new North America Distribution Center, costs associated with the acquisition of Topgolf, implementation of new IT systems for Jack Wolfskin, and severance related to the Company's cost reduction initiatives.

(4)As Topgolf's losses exceed Callaway's income in prior years, the Company has recorded a valuation allowance against certain of its deferred tax assets until the Company can demonstrate sustained cumulative earnings.

CALLAWAY GOLF COMPANY Supplemental Financial Information and Non-GAAP Reconciliation (Unaudited) (In thousands)
	Twelve Months Ended December 31,
	2021						2020
	GAAP	Non-Cash Amortization and Depreciation(1)	Non-Cash Amortization of Discount on Convertible Notes(2)	Acquisition & Other Non-Recurring Items(3)	Tax Valuation Allowance(4)	Non- GAAP	GAAP	Non-Cash Amortization and Impairment Charges(1)	Non-Cash Amortization of Discount on Convertible Notes(2)	Acquisition & Other Non-Recurring Items(3)	Non- GAAP(5)
Net revenues	$ 3,133,447	$ —	$ —	$ —	$ —	$ 3,133,447	$ 1,589,460	$ —	$ —	$ —	$ 1,589,460
Total costs and expenses	2,928,732	27,226	—	23,929	—	2,877,577	1,694,975	179,116	—	21,133	1,494,726
Income (loss) from operations	204,715	(27,226)	—	(23,929)	—	255,870	(105,515)	(179,116)	—	(21,133)	94,734
Other income/(expense), net	145,927	(3,633)	(10,524)	251,514	—	(91,430)	(21,963)	—	(6,388)	(44)	(15,531)
Income tax provision (benefit)	28,654	(7,406)	(2,526)	(5,987)	18,006	26,567	(544)	(9,038)	(1,469)	(4,871)	14,834
Net income (loss)	$ 321,988	$ (23,453)	$ (7,998)	$ 233,572	$ (18,006)	$ 137,873	$ (126,934)	$ (170,078)	$ (4,919)	$ (16,306)	$ 64,369

Diluted earnings (loss) per share:	$ 1.82	$ (0.13)	$ (0.05)	$ 1.32	$ (0.10)	$ 0.78	$ (1.35)	$ (1.81)	$ (0.05)	$ (0.17)	$ 0.67
Diluted weighted-average shares outstanding:	176,925	176,925	176,925	176,925	176,925	176,925	94,201	94,201	94,201	94,201	96,289

(1)Represents non-cash amortization expense of intangible assets in connection with the acquisitions of OGIO, TravisMathew and Jack Wolfskin. 2021 also includes non-cash amortization of Topgolf intangible assets, depreciation expense from the fair value step-up of Topgolf property, plant and equipment and amortization expense related to the fair value adjustments to Topgolf leases and Topgolf debt, all recorded in connection with the Topgolf merger. In addition, 2020 includes an impairment charge of $174.3 million related to the write-down of goodwill and intangible assets associated with Jack Wolfskin.

(2)Represents the non-cash amortization of the debt discount on the Company's convertible notes issued in May 2020.

(3)Acquisition and other non-recurring items in 2021 includes transaction, transition and other non-recurring costs associated with the merger with Topgolf completed on March 8, 2021, the recognition of a $252.5 million gain on the Company's pre-merger investment in Topgolf, and expenses related to the implementation of new IT systems for Jack Wolfskin. 2020 includes costs associated with the Company's transition to its new North America Distribution Center, costs associated with the acquisition of Topgolf, implementation costs related to new IT systems for Jack Wolfskin, and severance charges associated with workforce reductions due to the COVID-19 pandemic.

(4)As Topgolf's losses exceed Callaway's income in prior years, the Company has recorded a valuation allowance against certain of its deferred tax assets until the Company can demonstrate sustained cumulative earnings.

(5) Non-GAAP diluted earnings per share for the twelve months ended December 31, 2020 and 2021 was calculated using the diluted weighted average outstanding shares, as earnings on a non-GAAP basis resulted in net income after giving effect to pro forma adjustments.

CALLAWAY GOLF COMPANY Non-GAAP Reconciliation and Supplemental Financial Information (Unaudited) (In thousands)

	2021 Trailing Twelve Month Adjusted EBITDA					2020 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	March 31,	June 30,	September 30,	December 31,		March 31,	June 30,	September 30,	December 31,
	2021	2021	2021	2021	Total	2020	2020	2020	2020	Total
Net income (loss)	$ 272,461	$ 91,744	$ (15,991)	$ (26,226)	$ 321,988	$ 28,894	$ (167,684)	$ 52,432	$ (40,576)	$ (126,934)
Interest expense, net	17,457	28,876	28,730	40,502	115,565	9,115	12,163	12,727	12,927	46,932
Income tax provision (benefit)	47,743	(15,853)	66,229	(69,465)	28,654	9,151	(7,931)	5,360	(7,124)	(544)
Depreciation and amortization expense	20,272	43,270	44,377	47,903	155,822	8,997	9,360	10,311	10,840	39,508
JW goodwill and trade name impairment(1)	—	—	—	—	—	—	174,269	—	—	174,269
Non-cash stock compensation and stock warrant expense, net	4,609	11,039	10,832	11,964	38,444	1,861	2,942	3,263	2,861	10,927
Non-cash lease amortization expense	872	2,103	2,792	7,748	13,515	264	207	(99)	(76)	296
Acquisitions & other non-recurring costs, before taxes(2)	(235,594)	3,274	1,875	1,843	(228,602)	1,516	5,856	4,402	8,607	20,381
Adjusted EBITDA	$ 127,820	$ 164,453	$ 138,844	$ 14,269	$ 445,386	$ 59,798	$ 29,182	$ 88,396	$ (12,541)	$ 164,835

(1)	In 2020, amounts include an impairment charge of $174.3 million related to Jack Wolfskin.
(2)

In 2021, amounts include transaction, transition and other non-recurring costs associated with the merger with Topgolf completed on March 8, 2021, the recognition of a $252.5 million gain to step-up the Company's former investment in Topgolf to its fair value in connection with the merger, and expenses related to the implementation of new IT systems for Jack Wolfskin. In 2020, amounts include costs associated with the Company's transition to its new North America Distribution Center, costs associated with the acquisition of Topgolf, and the implementation of new IT systems for Jack Wolfskin, as well as severance related to the Company's cost reduction initiatives.

CALLAWAY GOLF COMPANY 2021 Topgolf Non-GAAP Reconciliation and Supplemental Financial Information (Unaudited) (In millions)

Three Months Ended
December 31, 2021

Segment operating income(1):	$6.1
Depreciation and amortization expense	29.0
Non-cash stock compensation expense	4.4
Non-cash lease amortization expense	6.4

Adjusted segment EBITDA	$45.9

(1)

The Company does not calculate GAAP net income at the operating segment level, but has provided Topgolf's segment income from operations as a relevant measurement of profitability. Segment income from operations does not include interest expense and taxes as well as other non-cash and non-recurring items. Segment operating income is reconciled to the Company's consolidated pre-tax income in the Consolidated Net Revenues and Operating Segment Information included in this release.